                                                                     EXHIBIT 2.1



          Pursuant to Item 601(b)(2) of Regulation S-K, the exhibits and schedules to this Agreement of Purchase and Sale of Assets have been omitted. Such exhibits and schedules will be submitted to the Securities and Exchange Commission upon request.



                           SALE AND PURCHASE AGREEMENT

          THIS AGREEMENT is made as of the 10th day of September, 1998.

BETWEEN:

          GRANT THORNTON LIMITED, in its capacity as Receiver-Manager of Digital Courier International Corp. and Digital Courier International Inc., with an office at 2800, 1055 West Georgia Street, Vancouver, British Columbia, V6E 3R5

          (hereinafter called the "Vendor")

                                                              OF THE FIRST PART,

AND:

          DIGITAL GENERATION SYSTEMS, INC. a corporation incorporated under the laws of the State of California, with an office at 875 Battery Street, San Francisco, California, 94111, or its nominee

          (hereinafter called the "Purchaser")

                                                             OF THE SECOND PART.

WHEREAS:

A. Digital Courier International Inc. ("DCII") is in the business of supplying electronic distribution and communication services for the radio broadcast industry in the United States and Canada (the "Business").

B. DCII is the wholly owned subsidiary of Digital Courier International Corp. ("DCIC");

C. Grant Thornton Limited was appointed as Receiver-Manager of all the property, assets and undertakings of DCII and DCIC on July 14, 1998, by Order of the Supreme Court of British Columbia, Action No. C983285, Vancouver Registry;

D. The Vendor has agreed to sell to the Purchaser or the Purchaser's nominee, and the Purchaser or the Purchaser's nominee has agreed to purchase the Vendor's right, title and interest in and to certain of the property and assets comprising, or used in connection with, the Business.

          NOW THEREFORE in consideration of the premises and the covenants and agreements of the respective parties hereto as hereinafter set forth, the parties hereto covenant and agree as follows:

                   SECTION 1 - DEFINITIONS AND INTERPRETATION

1.1 DEFINITIONS. In this Agreement including the recitals hereof and the schedules attached hereto, the following words and expressions have the following meanings:

          (a) "ACCOUNTS RECEIVABLE" means all accounts, debts, claims, dues, demands and choses in action of a trade nature owing to the Vendor at the Closing Date, but not including all cash on hand, money on deposit in the bank account or accounts, the Vendor's right, title and interest in and to all cash, securities and other property held in trust, and any tax refunds relating to the Business or the business of DCIC (including GST, QST and HST refunds).

          (b) "AGREEMENT" means this document including the recitals hereto and all schedules referred to herein and attached hereto, all as may be amended from time to time by agreement in writing between the Vendor and the Purchaser.

          (c) "ARBITRATION" means the resolution of a dispute under paragraph 8.2(b) to be heard by a single arbitrator appointed jointly by the Vendor and Purchaser under the Rules of the British Columbia International Commercial Arbitration Centre in accordance with the Commercial Arbitration Act (British Columbia) which decision will be binding on both the Vendor and the Purchaser.

          (d) "BOOKS AND RECORDS" means all books, records, files, documents and other written information relating to the Purchased Property which are situated on the Premises, or in the possession of the Vendor including, without limitation, the following:

               (i) lists of customers and suppliers (past, present and potential);

               (ii) price lists;

               (iii) records with respect to production, engineering, product development, costs, inventory, machinery and equipment;

               (iv) business development plans;

               (v) advertising matter, catalogues, correspondence, manuals, mailing lists, photographs, sales materials and records, purchasing materials and records;

               (vi) personnel records of employees;

               (vii) design and quality control records and procedures;

               (viii) research and development files;

               (ix) media materials and plates; and

               (x)  sales order and purchase order files.

          but excluding the accounting and financial records of DCII (copies of which will be provided to the Purchaser upon request).

          (e) "BUSINESS DAY" means a day on which banks are generally open for business to the public in San Francisco, California or Vancouver, British Columbia;

          (f) "CLOSING DATE" means the date specified in paragraph 4.1 as the date for closing to accomplish Completion pursuant to Section 9 hereof.

          (g) "CONTRACTS" means the benefit of the Contracts listed in Schedule "A".

          (h) "COMPLETION" means the time when the funds and documents held in escrow pursuant to paragraphs 9.1 and 9.2 have been released to the Vendor and Purchaser as provided in paragraph 9.4.

          (i) "COURT APPROVAL" means an Order of the Court in British Columbia Supreme Court, Action No. C983285, Vancouver Registry, approving the sale and purchase which is the subject matter of this Agreement, and authorizing the Vendor to complete the transaction and transferring the Purchased Property to the Purchaser free and clear of all the Registered Encumbrances, substantially in the form attached as Schedule "G".

          (j) "CUSTOMER LOCATIONS" means all of the locations which the Vendor services, which are set forth in Schedule "B" hereto.

          (k) "DEPOSITS" means the deposits on account of the Purchase Price payable by the Purchaser as provided in paragraphs 3.2(a), (b) and (c).

          (l) "EQUIPMENT" means all equipment, computer equipment, office equipment, furniture, and furnishings of all kinds owned by the Vendor, wherever located and used or intended for use in connection with the Business and which machinery, equipment and other property is described in Schedule "C" hereto.

          (m) "ESCROW AGREEMENT" means the escrow agreement entered into among the Vendor, the Purchaser and the Solicitors for the Purchaser, an executed copy of which is attached as Schedule "D" hereto.

          (n) "GENERAL ASSIGNMENT AGREEMENT" means the assignment and assumption agreement between the Vendor and the Purchaser substantially in the form attached as Schedule "E" hereto, whereby the Vendor transfers to the Purchaser the Vendor's right, title and interest in, to and under the Books and Records, Warranties, Intangible Assets and Real Property Leases.

          (o) "INFORMATION MEMORANDUM" means the information memorandum dated June 30, 1998 relating to DCIC and DCII, prepared by the Vendor on the basis of information provided by the management of DCIC and DCII, copies of which have been provided to certain prospective purchasers of the Vendor's assets.

          (p) "INTANGIBLE ASSETS" means all right, title and interest of the Vendor in and to any patents, trademarks, logos, designs, copyrights, trade and brand names, licenses, technical processes, production tooling, compression software documentation and design customer lists, outstanding orders, brochures, samples, price lists, computer software, source codes, the goodwill of the Business and the use of the name "Digital Courier International", or any variation thereof, in connection with the Business.

          (q) "INVENTORIES" means the Vendor's ownership interest in all inventories of the Business situate on the Premises on the Closing Date including, without limitation, all of the Vendor's ownership interest in computer related supplies.

          (r)  The "PREMISES" means the real property civically described as:

                  (i)               8618 Commerce Court
                                    Burnaby, British Columbia

                  (ii)              Storage facility of the Vendor
                                    1601 Lougheed Highway
                                    Coquitlam, British Columbia

          (s) "PURCHASE PRICE" means the aggregate of the amounts payable by the Purchaser to the Vendor for the Purchased Property, as set forth in paragraph 3.1.

          (t)  "PURCHASED PROPERTY" means the:

               (i)  Accounts Receivable:

               (ii) Inventories;

               (iii) Contracts;

               (iv) Equipment;

               (v)  Intangible Assets;

               (vi) Books and Records;

               (vii) Warranties; and

               (viii) Real Property Leases.

          (u) "REAL PROPERTY LEASES" means the leasehold interest of the Vendor in respect of the Premises as set forth in the following lease agreements:

               (i) dated November 20, 1996 between 2725321 Canada Inc., as landlord and DCII, as tenant, and

               (ii) dated April 25, 1996 between Maple Leaf Self Storage Inc., as landlord and DCII, as tenant.

          (v) "REGISTERED ENCUMBRANCES" means the registered charges, mortgages, liens, encumbrances, restrictions and registrations encumbering or creating a security interest in the Purchased Property and described in Schedule "F" hereto.

          (w) "SOLICITORS FOR THE PURCHASER" means Lawson Lundell Lawson & McIntosh, Barristers and Solicitors.

          (x) "SOLICITORS FOR THE VENDOR" means Hobbs & Leigh, Barristers and Solicitors.

          (y) "STATUTORY LIENS" means any lien, charge, encumbrance or security interest created pursuant to any Canadian provincial, Canadian federal or United States federal or state legislation, statute, regulation or by other governmental authority.

          (z) "WARRANTIES" means the Vendor's right, title and interest in, to and under all warranties, guarantees or indemnities granted to or issued in favour of DCII and DCIC or the Vendor by third parties in connection with the sale or supply to the Vendor or DCIC and DCII of tangible assets that form part of the Purchased Property.

1.2 NUMBER AND GENDER. All words contained in this Agreement shall be read as the singular or the plural and as the masculine, feminine or gender neutral as may be applicable in the particular context and shall result in the particular clause being given the most reasonable interpretation.

1.3 VENDOR'S INTEREST IN PURCHASED PROPERTY. Any reference to the Vendor's interest in the Purchased Property includes the interest of DCIC and DCII held jointly or the interest held by either of DCIC or DCII.

1.4 REFERENCES WITH AGREEMENT. The words "herein", "hereby", "hereunder", "hereof", "hereto", and words of similar import, refer to this Agreement as a whole and not to any particular section, paragraph or clause of this Agreement. References to sections, paragraphs or clauses refer to the sections, paragraphs and clauses of this Agreement unless otherwise stated.

1.5 CURRENCY. All sums of money expressed in this Agreement are expressed in lawful money of Canada.

1.6 INDEX, HEADINGS AND CAPTIONS. The index of this Agreement and the headings and captions of sections and paragraphs contained in this Agreement are all inserted for convenience of reference only and are not to be considered when interpreting this Agreement.

1.7 APPLICABLE LAW. Except as otherwise provided herein, this Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein. Each party hereby attorns to the jurisdiction of courts of competent jurisdiction in the Province of British Columbia.

1.8 ENTIRE AGREEMENT. This Agreement contains the whole agreement between the parties in respect of the subject matters hereof and there are no warranties, representations, terms, conditions or collateral agreements, express, implied or statutory, other than as expressly set forth in this Agreement, and this Agreement supersedes all previous invitations, proposals, letters, correspondence, negotiations, promises, agreements, covenants, conditions, representations, warranties and understanding, whether oral or written, between the parties hereto.

1.9 SCHEDULES. The following schedules are attached hereto and, subject to the qualifications set out in paragraph 5.3 hereof, form part of this Agreement:

                  Schedule                  Description
                  --------                  -----------
                    "A"                     Contracts

                    "B"                     Customer Locations

                    "C"                     Equipment

                    "D"                     Escrow Agreement

                    "E"                     General Assignment Agreement

                    "F"                     Registered Encumbrances

                    "G"                     Court Approval Order

1.9(A)    PURCHASER'S DESIGNATION OF NOMINEE. Notwithstanding that the Purchaser may designate a nominee to take title to the Purchased Property on closing, Digital Generations Systems, Inc. shall remain liable, jointly and severally with such nominee, for all the obligations of the Purchaser under this Agreement.

                          SECTION 2 - PURCHASE AND SALE

2.1 PURCHASED PROPERTY. The Vendor hereby agrees to sell to the Purchaser or the Purchaser's nominee and the Purchaser directly or through its nominee hereby agrees to purchase from the Vendor, on the Closing Date, upon and subject to the terms and conditions herein contained, the Vendor's right, title and interest in the Purchased Property free and clear of the Registered Encumbrances and Statutory Liens.

               SECTION 3 - PURCHASE PRICE, ADJUSTMENTS AND PAYMENT

3.1 PURCHASE PRICE. Subject to adjustment as provided in paragraphs 3.4 and 8.2, the Purchase Price for the Purchased Property shall be the sum of $13,500,000.00.

3.2 PAYMENT OF PURCHASE PRICE. The Purchaser shall pay the Purchase Price to the Vendor as follows:

         (a) on the execution and delivery of this Agreement by the Purchaser, the Purchaser shall pay to or to the order of the Vendor by bank draft or certified cheque a deposit in the sum of $100,000.00 (the "First Deposit");

         (b) on the date of written acceptance of this Agreement by the Vendor, the Purchaser shall pay to the Vendor by bank draft, a further deposit in the sum of $150,000.00 (the "Second Deposit"); and

         (c) on the Closing Date, the Purchaser shall pay to the Vendor, by bank draft payable to the Vendor, the sum of $13,250,000.00 (the balance of the amount in 3.1), subject to adjustment in accordance with paragraphs 3.4 and 8.2 of this Agreement.

3.3 ALLOCATION OF PURCHASE PRICE. The Purchase Price for the Purchased Property shall be allocated in a manner to be agreed upon by the Vendor and the Purchaser on commercially reasonable terms. The Vendor and the Purchaser agree to report the sale and purchase of the Purchased Property for all tax purposes in a manner consistent with such allocation. If an allocation is not agreed upon prior to the Closing Date, the Vendor may make a commercially reasonable allocation for the purposes of collecting and remitting any taxes.

3.4 CLOSING ADJUSTMENTS. As of 5:00, p.m. P.D.S.T. on the day immediately preceding the Closing Date, there shall be adjusted between the Vendor and the Purchaser, utility rates and charges, water rates, sewer rates, rents, percentage rents, and, all other items normally adjusted between a vendor and purchaser in the sale of similar assets and property so that the Vendor will bear and pay all expenses and receive all cash receipts relative to the Purchased Property (including cash receipts in respect of the such adjusted items to which the Vendor may become entitled relative to the Purchased Property for the period prior to the Closing Date, but which funds are received after the Closing Date) up to and including the day immediately preceding the Closing Date and the Purchaser shall bear and pay all expenses and receive all income relative to the Purchased Property after and including the Closing Date, including the benefit of the Accounts Receivable which form part of the Purchased Property.

3.5 DEPOSITS. The Deposits shall be held in trust on the conditions herein contained and placed by the Vendor in an interest bearing account. The Deposit and all interest thereon shall be credited and paid as follows:

         (a) upon Completion, the Deposits and all interest thereon shall be retained by the Vendor, and the Deposits and interest thereon that has accrued until the Closing Date shall be credited to the Purchaser on account of that portion of the Purchase Price payable on the Closing Date;

         (b) if the sale and purchase of the Purchased Property contemplated by this Agreement is not completed by the Closing Date by reason of any default on the part of the Purchaser, the Deposits and all interest thereon shall, at the Vendor's option, from and after the Closing Date, be retained by the
                  Vendor:

                  (i)      as liquidated damages;

                  (ii)     on account of damages; or

                  (iii) on account of the Purchase price if the Vendor elects specific performance;

         (c) if the purchase and sale of the Purchased Property contemplated by this Agreement is not completed because one of the Conditions to Closing could not be fulfilled or for any reason other than as set forth in paragraph 3.5(b), the Deposits and all interest thereon shall be paid to the Purchaser, on demand, on or after the Closing Date;

         (d) if the Vendor does not accept the offer of the Purchaser, the First Deposit and all interest thereon that has accrued shall be paid to the Purchaser, on demand; and

         (e) if the Vendor does not obtain Court Approval, the First Deposit and the Second Deposit and all interest thereon that has accrued shall be paid to the Purchaser, on demand.

                 SECTION 4 - CLOSING, COMPLETION AND POSSESSION

4.1 CLOSING DATE. The date for closing (the "Closing Date") shall be the date 2 Business Days after Court Approval or such other date as the Vendor and the Purchaser may agree upon in writing.

4.2 TIME AND PLACE OF CLOSING. The time for closing shall be 2:00 p.m. P.D.S.T. on the Closing Date, or such other time as the Vendor and the Purchaser may agree upon in writing. The place for closing shall be at the offices of Messrs. Hobbs & Leigh, Barristers and Solicitors, Vancouver, British Columbia, or at such other place as the Vendor and the Purchaser may agree upon in writing.

4.3 POSSESSION. Subject to Completion occurring, the Purchaser shall be entitled to have possession of the Purchased Property as of and from Completion, and the Vendor will, on Completion, forthwith deliver to the Purchaser all keys, security pass codes, and computer passwords in the possession of the Vendor relative to the Purchased Property.

                   SECTION 5 - REPRESENTATIONS AND WARRANTIES

5.1 BY VENDOR. The Vendor hereby represents and warrants to the Purchaser, and covenants and agrees with the Purchaser, subject to the qualifications set out in paragraph 5.3, as follows:

         (a) the Vendor has the power and authority to enter into this Agreement and, subject to the satisfaction of the conditions set out in paragraphs 7.1 (a) to (d) will on the Closing Date have the power and authority to perform its obligations hereunder;

         (b)      to the best of its information and belief:

                  (i) the Purchased Property is free and clear of all liens, charges or encumbrances other than Statutory Liens and the Registered Encumbrances; and

                  (ii) the Contracts are all of the material contracts of the Vendor used in the Business, other than those contracts the benefit of which form part of the other categories of Purchased Property set forth in 1.1(f).

         (c) the Vendor is registered under 140155268RT0001 pursuant to Subdivision d of Division V of Part IX of the Excise Tax Act of Canada; and

         (d) the Vendor is not, and will not on the Closing Date be, a non-resident of Canada within the meaning of the Income Tax Act of Canada.

         (e) since the date of its appointment, Grant Thornton Limited has carried on the Business in the ordinary course.

5.2 BY PURCHASER. The Purchaser hereby represents and warrants to the Vendor, and covenants and agrees with the Vendor, as follows:

         (a) the Purchaser is a corporation duly established and existing under the laws of the State of California, and the Purchaser's nominee will on the Closing Date be a corporation duly established and existing under the laws the Province of British Columbia or the Yukon Territory and the Purchaser has now and the Purchaser's nominee will on the Closing Date have the power, authority and capacity to perform its obligations under this Agreement, the performance of which obligations have been duly and validly authorized by all necessary corporate proceedings of the Purchaser or the Purchaser's nominee;

         (b) that at the date of this Agreement there are no actions, suits or proceedings, commenced or threatened, of which the Purchaser has received written notice, that could prevent or interfere with the Purchaser entering into this Agreement, performing its obligations under this Agreement and the documents and agreements to be delivered pursuant to this Agreement or consummating the transactions contemplated by this Agreement;

         (c) the entering into of this Agreement and the transactions contemplated hereby will not now nor at the Closing Date, result in the violation of any of the terms of the constating documents, charter documents or bylaws of the Purchaser or, as at the date hereof, any law, judgment, decree, order, injunction, rule, statute or regulation of any court, arbitrator or governmental authority by which the Purchaser is bound or to which the Purchaser is subject; and

         (d) the Purchaser or the Purchaser's nominee will on the Closing Date be registered pursuant to Subdivision d of Division V of
                  Part IX of the Excise Tax Act of Canada.

5.3 BASIS OF PURCHASE. The Purchaser acknowledges to and agrees with the Vendor that:

         (a) the Purchaser is purchasing only the Vendor's right, title and interest in and to the Purchased Property; the Vendor makes no representations or warranties, express, implied, statutory or other, with respect to its right, title and interest in and to the Purchased Property, other than as set forth herein; the Purchaser has assumed and will assume all responsibility for satisfying itself as to the ownership of and state of title to the Purchased Property; the Purchaser has assumed and will assume all responsibility for satisfying itself as to the accuracy and adequacy of all information contained in this Agreement and in the schedules hereto, other than information which is the subject matter of the representations and warranties contained in paragraph 5.1; and, except as expressly provided in this Agreement, there will be no adjustment to the Purchase Price payable hereunder and no liability whatsoever on the part of the Vendor to the Purchaser in connection with the transactions contemplated hereby;

         (b) the Purchaser is purchasing the Purchased Property on an "as is, where is" basis as to its physical condition and location; the Vendor makes no representations or warranties, express, implied, statutory or other, with respect to the physical condition and location of such property, its fitness for any particular purpose or the quantity or quality thereof; the Purchaser has assumed and will assume all responsibility for satisfying itself as to the physical condition and location of the Purchased Property;

         (c) certain of the Contracts may not be transferred or assigned without the consent or approval of one or more third parties, and the Vendor shall not be responsible for obtaining such approvals or consents, other than to co-operate with and assist the Purchaser in so obtaining, nor shall the Vendor be liable for a failure to obtain, any of such consents or approvals and provided that the failure of the Purchaser to obtain any of such consents or approvals shall not relieve the Purchaser from its obligation to complete the purchase and sale of the Purchased Property hereunder;

         (a) the Vendor is acting only in its representative capacity as Receiver-Manager of DCII and DCIC, and, for greater certainty, is not acting in its personal capacity; the Vendor has no duty or obligation to the Purchaser with respect to the preparation or disclosure of the Information Memorandum, or the appendices thereto; or with respect to any statements, written or oral, made by any of the Vendors, employees, agents, consultant advisors or other representatives and the Vendor shall incur or suffer no liability under or in connection with any of the foregoing, this Agreement or the transactions contemplated hereby except in its capacity as Receiver-Manager of DCIC and DCII and, for greater certainty, will not incur any such liability in its personal capacity; and

         (e) the Vendor will use the proceeds of the Purchase Price to pay and discharge the Statutory Liens which rank in priority to the Registered Encumbrances and may use the proceeds of the Purchase Price to pay and discharge other Statutory Liens.

5.4 RELEASE The Purchaser, its successors and assigns (in this paragraph collectively called the "Releasors"), hereby remises, releases and forever discharges the Vendor and its directors, officers, employees, agents, consultants and advisors and their respective heirs, executors, administrators, successors and assigns (in this paragraph collectively called the "Releasees") of and from any and all claims, demands, actions, causes of action and suits which the Releasors or any of them now have or may hereafter have or may hereafter bring against all or any of the Releasees for, or by reason of, arising from, in connection with or relating to:

         (a)      the Information Memorandum; and

         (b) any statements, written or oral, made by any of the Vendor's employees, agents, consultants, advisors or representatives other than as set forth in this Agreement.

                              SECTION 6 - COVENANTS

6.1 COVENANTS OF VENDOR. The Vendor hereby covenants and agrees with the Purchaser that:

         (a) from and after Court Approval, the Vendor will provide the Purchaser and its representatives with controlled access to the Purchased Property at the Vendor's sole discretion for all purposes reasonably necessary or desirable in connection with the sale and purchase contemplated by this Agreement including such further investigations and inspections as the Purchaser may wish to make, provided that such access will be at reasonable times and on reasonable notice to the Vendor and, at the option of the Vendor, subject to the Vendor's supervision, will cause no disruption to the operation of the Business, will be at the Purchaser's sole risk and expense and will be subject to the Purchaser indemnifying the Vendor in accordance with paragraph 6.2(a);

         (b) from and after Court Approval, the Vendor will allow the Purchaser and its representatives controlled access to the Books and Records for the purpose of any further reviews or investigations the Purchaser may wish to carry out;

         (c) except in the ordinary course of business, the Vendor will not encumber, sell, transfer or dispose of the Purchased Property, without the prior written consent of the Purchaser;

         (d) the Vendor will not acquire, nor make any commitments to acquire, any capital assets;

         (e) at the Purchaser's request and expense, the Vendor will cooperate with the Purchaser in its efforts to obtain the consents and approvals referred to in paragraph 5.3(c) hereof;

         (f) at its sole cost and expense, the Vendor will maintain insurance coverage over the Purchased Property to and including the Closing Date;

         (g) from the Proceeds of the Purchase Price, the Vendor will deposit in trust the sum of $1,000,000.00 which will be held as a holdback for payment of any liens for U.S. Federal, state or county sales and use or other taxes (including any interest, penalties or filing fees in connection therewith) for which the Vendor is liable for the period up to the Closing Date, which holdback funds can only be utilised by the Vendor to discharge these liabilities. After such time as the Vendor has received written confirmation from the appropriate governmental authorities that the aforesaid liens have been satisfied in full, the balance of the holdback funds may be released from trust to the Vendor.

         (h) after the funds have been deposited in trust with the Solicitors for the Purchaser pursuant to the Escrow Agreement, give the Purchaser controlled access to the employees of the Vendor, in the presence of an officer of the Vendor;

         (i) Accounts Receivable as at the Closing Date will have a minimum book value of $1,600,000.00, provided that if the Accounts Receivable have a book value less than $1,600,000.00, the Purchaser will be entitled to have the Purchase Price reduced by the amount by which the book value of the Accounts Receivable is less than $1,600,000.00. The book value of the Accounts Receivable will be deemed to include an estimate of unbooked billings related to the Business from and including the first day of the month in which closing occurs to the Closing Date; and

         (j) the Vendor will retain and preserve the original accounting and financial records of DCII for a period of six years immediately following the Closing Date and will permit access to the Purchaser or the Purchaser's representatives upon reasonable request during such six year period.

6.2 COVENANTS OF PURCHASER. The Purchaser hereby covenants and agrees with the Vendor that the Purchaser will:

         (a) indemnify the Vendor and save the Vendor harmless from and against any and all damages, losses, liabilities, costs and expenses (including legal fees) at any time suffered or incurred by the Vendor as a result of any damage or injury to the Purchased Property resulting from the exercise by the Purchaser of its rights under paragraph 6.1(a), or as a result of any personal injury (including death resulting at any time therefrom) occurring on or about the Premises or any loss of or damage to property occurring on or about the Premises resulting from the exercise by the Purchaser of its rights under paragraph 6.1(a);

         (b) pay all social service tax, sales taxes, goods and services tax, registration charges, and transfer fees payable as a result of the purchase, sale and transfer of the Purchased Property, provided that it is understood that the Purchaser shall not be responsible for any costs of the Vendor, as Receiver-Manager, in respect of the transactions contemplated hereunder;

         (c) from and after the Closing Date, at the request and expense of the Vendor, provide the Vendor with access to such former employees of the Vendor and/or DCII and access to or copies of Books and Records as are required by the Vendor in order to properly discharge its duties as the Receiver-Manager of DCIC and DCII;

         (d) assume all obligations of DCIC, DCII or the Receiver-Manager relating to the Purchased Property and will indemnify and save harmless the Vendor from any and all loss whatsoever arising out of, or pursuant to any claims, demands, suits, actions, costs and expenses suffered or incurred by, or brought against, the Vendor in respect of the obligations referred to above; and

         (e) on or before 4:00 p.m. PDST, September 11, 1998, the Purchasers will place in trust with the Solicitors for the Purchaser the sum of $13,250,000.00, which funds will be held pursuant to the terms of the Escrow Agreement. Failing such payment, the Vendor shall have no obligation to seek Court Approval and the Vendor shall be at liberty to exercise all other rights and remedies under this Agreement.

                        SECTION 7 - CONDITIONS OF CLOSING

7.1 VENDOR'S CONDITIONS. The obligation of the Vendor to complete the transactions contemplated herein shall be subject to the following conditions, each of which is for the exclusive benefit of the Vendor and may be waived in whole or in part by the Vendor by written notice to the Purchaser:

         (a) that on the Closing Date, all of the representations and warranties of the Purchaser contained in paragraph 5.2 shall be true and correct in all material respects;

         (b) that at or before the Closing Date, the bank drafts and other documents referred to in paragraph 9.2 shall have been delivered by the Purchaser, and where required, executed by the Purchaser and any and all required third parties, as therein provided; and

         (c) that from the date hereof to and including the Closing Date, the Purchaser shall perform and shall have performed, in all material respects, as and when required, all of its other covenants and agreements under this Agreement to be performed or to have been performed by the Purchaser on or before the Closing Date.

         (d) that on or before September 23, 1998, the Vendor obtains Court Approval.

7.2 PURCHASER'S CONDITIONS. The obligation of the Purchaser to complete the transactions contemplated herein shall be subject to the following conditions, each of which is for the exclusive benefit of the Purchaser and may be waived in whole or in part by the Purchaser by written notice to the Vendor:

         (a) that on Completion, the representations, warranties, covenants and agreements of the Vendor contained in paragraph 5.1 shall be true and correct in all material respects;

         (b) that at or before the Closing Date, the documents referred to in paragraphs 9.1 shall have been executed and delivered by the Vendor and any and all required third parties, as therein provided;

         (c) that from the date hereof to and including the Closing Date, the Vendor shall perform and shall have performed, in all material respects, as and when required, all of its other covenants and agreements under this Agreement to be performed or to have been performed by the Vendor on or before the Closing Date; and

         (d) that on or before September 23, 1998, the Vendor obtains Court Approval.

7.3 WAIVER AND TERMINATION. If any of the conditions referred to in paragraphs 7.1 or 7.2 shall not be wholly satisfied at or before the time specified for such condition, then the party for whose benefit such condition has been included herein may, at its option, either:

         (a) complete the transactions contemplated by this Agreement, in which event such party shall be deemed to have waived such conditions; or

         (b) elect not to complete, in which event the Deposit and interest thereon shall be dealt with in accordance with paragraph 3.5 and subject to paragraph 7.4, neither party shall otherwise be under any obligation to the other pursuant to this Agreement.

7.4 NO PREJUDICE TO OTHER RIGHTS. No waiver by either party of the conditions set forth in paragraphs 7.1 or 7.2 in whole or in part shall in any way prejudice or limit the rights and remedies of either party to claim or recover damages and compensation from the other party in respect of any inaccuracy in any representation or warranty that is not the subject of the waiver, or, in respect of any breach or non-performance of any covenant or agreement of the other party contained in this Agreement that is not the subject of such waiver.

                                SECTION 8 - RISK

8.1 RISK. Subject to paragraph 8.2, the Purchased Property shall be at the risk of the Vendor until Completion, after which time the Purchased Property shall be at the risk of the Purchaser.

8.2 LOSS OR DAMAGE. In the event of any loss or damage to the Purchased Property occurring prior to the Closing Date, the Purchaser shall not by reason thereof be relieved of its obligation to complete the transactions contemplated by this Agreement. The following terms shall apply in case of any such loss or damage:

         (a) the Vendor shall immediately notify the Purchaser and the applicable insurer of any loss or damage to the Purchased Property which occurs prior to the Closing provided that the Vendor shall have no obligation to repair or replace the loss or damage, and the Purchaser shall have the right to receive on Completion the proceeds of all insurance theretofore received by the Vendor in respect of such loss or damage, and to have assigned to it as of the Closing Date the proceeds of all insurance, if any, receivable by the Vendor in respect of such loss or damage, together in either case with any deductible amount (which the Vendor shall pay to the Purchaser);

         (b) should the proceeds of insurance payable pursuant to subparagraph 8.2(a) be insufficient to repair or complete the repair of any damage to the Purchased Property and provided and to the extent that the damages are of the nature which a prudent owner would insure, the Purchaser will be credited as of the Closing Date with the amount of such deficiency. If the parties are unable to agree on the cost to repair or complete the repair of such damage for the purposes of adjustment as of the Closing Date, then the sale and purchase contemplated hereby shall complete in accordance with the foregoing provisions of this paragraph 8.2, with such cost to repair to be determined by Arbitration and to be paid by the Vendor to the Purchaser within 30 days after a final determination pursuant to such arbitration; and

         (c) Notwithstanding the above, if the loss or damage to the Purchased Property exceeds $1,000,000.00, or, if the loss or damage results in the Vendor being unable, regardless of the amount of the loss or damage, to transmit or otherwise conduct business with its customers for a period of 72 Business Day hours, the Purchaser shall have no obligation to complete the sale and purchase.

                 SECTION 9 - CLOSING DELIVERIES AND TRANSACTIONS

9.1 DELIVERIES BY VENDOR. The Vendor agrees to deliver the following documents in trust to the Solicitors for the Purchaser, which documents shall be delivered on the Closing Date, and all such documents to be held by such solicitors in escrow and dealt with in accordance with this Agreement:

         (a) a bill of sale absolute transferring to the Purchaser the Vendor's right, title and interest in and to the tangible personal property owned by the Vendor and included in the Purchased Property, executed by the Vendor under seal and in registrable form;

         (b) the General Assignment Agreement executed by the Vendor under seal;

         (c)      registerable assignment of the trademarks of the Vendor;

         (d) the Vendor's statement of adjustments (prepared by the Purchaser's solicitors), executed by the Vendor; and

         (e) such further deeds, assurances and other documentation as the Purchaser's solicitors may reasonable require for the purposes of completing the transactions contemplated by this Agreement;

and the Vendor will execute and deliver in escrow, following delivery of same into escrow by the Purchaser, any documents and instruments to be delivered into escrow by the Purchaser requiring execution by the Vendor, in each case under seal, if appropriate, and in registrable form where registration is contemplated.

9.2 DELIVERIES BY PURCHASER. The Purchaser agrees to deliver the following documents in trust to the Solicitors for the Vendor, which documents shall be delivered on the Closing Date, and all such documents to be held by such solicitors in escrow and dealt with in accordance with this Agreement:

         (a) a bank draft payable to the Vendor, in an amount equal to the portion of the Purchase Price, as adjusted hereunder, payable to the Vendor on the Closing Date;

         (b) a certified copy of a resolution of the Board of Directors of the Purchaser authorizing the execution and implementation of this Agreement and the transactions contemplated hereunder;

         (c) any remittance forms and declarations for social service tax and, unless the parties have made the election, goods and services tax, duly completed and executed by the Purchaser, with respect to the transfer of interests hereunder in respect of which such taxes are exigible, together with a cheque payable to the appropriate governmental authorities for the amount of such taxes payable with respect to the transfer of such property hereunder;

         (d) such further deeds, assurances and other documentation as the Vendor's solicitors may reasonably require for the purposes of completing the transactions contemplated by this Agreement;

and will execute and deliver in escrow, following delivery of same into escrow by the Vendor, the General Assignment Agreement, and any other documents or instruments to be delivered into escrow by the Vendor requiring execution by the Purchaser, in each case under seal, if appropriate, and in registrable form where registration is contemplated.

9.3 FORMS OF DOCUMENTS. All documents to be delivered into escrow pursuant to paragraphs 9.1 and 9.2 shall, to the extent that the form and substance thereof have not been agreed upon under the terms of this Agreement, be satisfactory in form and substance to both parties acting reasonably.

9.4 COMPLETION. Upon all documents and bank drafts being delivered into escrow as aforesaid:

         (a) the funds and interest thereon held by the Solicitors for the Vendor shall immediately be released from escrow and delivered to the Vendor;

         (b) all social service taxes and any and all goods and services taxes required to be paid by the Purchaser under paragraph 9.2(c) hereof shall promptly be paid and the forms therefor shall promptly be filed with the applicable government office;

         (c) the documents referred to in paragraph 9.2(d) shall promptly be delivered to the parties which require the same in connection with the transfer of the Purchased Property; and

         (d) all other documents held in escrow by the Purchaser's solicitors shall immediately be released from escrow and shall:

                  (i) if delivered under paragraph 9.1, be delivered to the Purchaser;

                  (ii) if delivered under paragraph 9.2, be delivered to the Vendor; and

                  (iii) if delivered under both paragraphs 9.1 and 9.2, be delivered to both the Vendor and the Purchaser.

         (e) all matters of payment (other than payment of the Deposit), execution, delivery and registration of documents shall be deemed to be concurrent requirements and it is specifically agreed that nothing will be completed until everything required to achieve Completion has been paid, executed, delivered or registered, as the case may be.

                              SECTION 10 - NOTICES

10.1 NOTICES. Any notice, direction, request or other communication required or contemplated by any provision of this Agreement shall be given in writing and shall be given by delivering and/or faxing same to the Vendor or the Purchaser, as the case may be, as follows:

         (a)      To the Vendor at:

                  Grant Thornton Limited
                  P.O. Box 1177, Royal Centre
                  2800 - 1055 West Georgia Street
                  Vancouver, British Columbia
                  V6E 3R5

                  Fax:  (604) 685-6569

                  Attention:  Roger Burgon

         (b)      To the Purchaser at:

                  Digital Generation Systems, Inc.
                  875 Battery Street
                  San Francisco, California
                  94111

                  Fax:  (415) 276-6601

                  Attention:  Mr. Paul Emery

and any such notice, direction, request or other communication shall be deemed to have been given or made on the date on which it was delivered or, in the case of a fax, on the date of receipt of transmission. Either party may change its fax number or address for service from time to time by notice in accordance with the foregoing.

                         SECTION 11 - GENERAL PROVISIONS

11.1 SURVIVAL OF TERMS. All representations, warranties, covenants, conditions and other terms of this Agreement shall survive the Closing Date, the closing of the transactions contemplated by this Agreement and Completion and shall not be merged in the sale and transfer of the Purchased Property or in any document delivered pursuant to this Agreement.

11.2 TIME. Time shall be of the essence of this Agreement and of the transactions contemplated by this Agreement.

11.3 FURTHER ASSURANCES. Each of the parties shall, after the Closing Date, at the cost and expense of the other party, execute and deliver all such further documents and do such further acts and things, as the other party may reasonably request from time to time to give full effect to this Agreement and the transactions contemplated hereby.

11.4 ASSIGNMENT. Neither party may assign this Agreement nor its interest herein, either in whole or in part, without the prior written consent of the other party.

11.5 NO FORFEITURE. The Purchaser acknowledges and agrees that neither the establishment of the Escrow Fund which is the subject of the Escrow Agreement nor the retention of the Deposit or any other monies hereunder by the Vendor in the exercise by the Vendor of its rights under or contemplated by this Agreement or any documents referred to in this Agreement shall constitute a forfeiture by the Purchaser or penalty suffered by the Purchaser and the Purchaser expressly waives any right to seek and covenants not to seek relief against forfeiture or penalty with respect thereto.

11.6 PAYMENT OF LEGAL COSTS. Each party shall pay its own legal fees and disbursements incurred in connection with this Agreement and the completion of the transactions contemplated hereby.

11.7 SEVERABILITY. If any provision of this Agreement shall for any reason be held to be illegal or unenforceable, then such illegal or unenforceable provision shall be severable from this Agreement and the other provisions of this Agreement shall not be affected thereby but shall be and remain in full force and effect.

11.8 BINDING EFFECT. Subject to the restrictions contained herein, this Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

          IN WITNESS WHEREOF the parties hereto have executed this Agreement under seal in the presence of their respective officers duly authorized in that behalf, the day and year first above written.

THE CORPORATE SEAL of GRANT THORNTON                          )
LIMITED, in its capacity as Receiver-Manager of               )
Digital Courier International Corp. and                       )
Digital Courier International Inc. was                        )
hereunto affixed in the presence of:                          )
                                                              )
(signed) "Roger Burgon"                                       )
-----------------------------------------------------
Witness (Signature)                                           )
Roger S.F. Burgon                                             )
-----------------------------------------------------
Print Name                                                    )
2800 - 1055 West Georgia Street                               )
-----------------------------------------------------
Address                                                       )
Vancouver, B.C. Canada                                        )
-----------------------------------------------------
Chartered Insolvency Practitioner                             )
-----------------------------------------------------
Occupation                                                    )        c/s


THE CORPORATE SEAL of DIGITAL GENERATION
SYSTEMS, INC.                                                 )
was hereunto affixed in the presence of:                      )
                                                              )
(signed) "Paul Emery II"                                      )
 ----------------------------------------------------
Authorized Signatory                                          )
Paul W. Emery II                                              )
-----------------------------------------------------
Print Name                                                    )
875 Battery Street                                            )
-----------------------------------------------------
Address                                                       )
San Francisco, CA 94111                                       )
-----------------------------------------------------
CFO                                                           )
-----------------------------------------------------
Occupation                                                    )        c/s



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